Exhibit 99.1

Contacts:

Investors

Erin Lampert

415-983-8391

Erin.Lampert@McKesson.com

Media

Kris Fortner

415-983-8352

Kris.fortner@mckesson.com

McKesson Appoints Lori A. Schechter as EVP, General Counsel and Chief Compliance Officer

Laureen E. Seeger to leave McKesson to become executive vice president and general counsel of American Express Company

SAN FRANCISCO, June 23, 2014—McKesson Corporation (NYSE: MCK) today announced Lori A. Schechter has been appointed executive vice president, general counsel and chief compliance officer, replacing Laureen E. Seeger, who will leave McKesson at the end of June to become the executive vice president and general counsel of American Express Company. Effective immediately, Schechter will be responsible for overseeing McKesson’s general counsel organization, which consists of the Law, Public Affairs, Compliance and Corporate Secretarial functions for McKesson and its subsidiaries. Schechter will also join McKesson’s executive committee.

“Lori is exceptionally qualified to lead our legal, public affairs and compliance functions,” said John Hammergren, chairman and chief executive officer, McKesson Corporation. “Her deep litigation expertise and proven judgment, combined with her outstanding track record of developing and managing complex legal organizations, make her the ideal person to lead McKesson’s general counsel organization as we expand globally.”

Lori A. Schechter has served as associate general counsel of McKesson since 2012. Previously, she was a litigation partner at Morrison & Foerster where she represented clients in complex litigation and investigations and served for four years as chair of the 500-lawyer global litigation department. Schechter was named by the National Law Journal as one of the “Top 50 Female Litigators in the Country.” She received her B.A. from Cornell University in 1983, and her J.D. from Yale Law School in 1987.

Seeger departs McKesson after 14 years with the company, having served as general counsel since 2006.

“Laureen has made tremendous contributions to McKesson during her tenure with the company,” said Hammergren. “She is an outstanding lawyer and executive, with incredible character, integrity and heart. She has consistently provided expert legal and strategic guidance on the most important issues facing the company, while continually strengthening McKesson’s general counsel organization by attracting and developing world-class talent. We wish Laureen the very best in her future with American Express.”

“I thank John, my colleagues and our business partners for an extraordinary experience at McKesson,” Seeger stated. “I have never worked with such a talented, committed and high-performing team of people. I have the greatest confidence in the team that we have built over the years, and I look forward to watching their progress as McKesson continues to expand its leadership on a worldwide basis. After 14 years with McKesson, I am excited to begin a new chapter of my own with one of the most admired companies in financial services.”

About McKesson

McKesson Corporation, currently ranked 15th on the FORTUNE 500 list, is a healthcare services and information technology company dedicated to making the business of healthcare run better. We partner with payers, hospitals, physician offices, pharmacies, pharmaceutical companies and others across the spectrum of care to build healthier organizations that deliver better care to patients in every setting. McKesson helps its customers improve their financial, operational, and clinical performance with solutions that include pharmaceutical and medical-surgical supply management, healthcare information technology, and business and clinical services. For more information, visit us at www.mckesson.com.